Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

PlasMet Corp.,
as the Buyer,

and

NuYotec USA, Inc.
as the Seller

Dated as of February 9, 2007

4.06	Non-Competition	9
4.07	Agreements, Representations and Warranties with Respect
	to the Consideration Shares	10

ARTICLE 5	CONDITIONS TO CLOSING OBLIGATIONS	11

5.01	Conditions to Closing Obligation of the Buyer	11
5.02	Conditions to Closing Obligation of the Seller	13

ARTICLE 6	CLOSING DELIVERIES

6.01	Closing Deliveries of the Seller	14
6.02	Closing Deliveries of the Buyer	14

ARTICLE 7	INDEMNIFICATION	15

7.01	Reserved	15
7.02	Reserved	15
7.03	Reserved	15
7.04	Reserved	15
7.05	Reserved	15
7.06	Reserved	15

ARTICLE 8	MISCELLANEOUS	15

8.01	Notices	15
8.02	Specific Performance	16
8.03	Entire Agreement	16
8.04	Expenses	16
8.05	Public Announcements	17
8.06	Waiver	17
8.07	Amendment	17
8.08	No Third Party Beneficiary	17
8.09	Headings	17
8.10	Invalid Provisions	17
8.11	Drafting History	18
8.12	Governing Law	18
8.13	Counterparts	18
8.14	Arbitration; Jurisdiction	18
8.15	Specific Performance	19

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EXHIBITS

Exhibit 1.02	Form of Certificate of Designation
Exhibit 1.05	Form of Bill of Sale and Assumption Agreement
Exhibit 6.01(i)	Form of Seller Bringdown Certificate
Exhibit 6.02(i)	Form of Buyer Bringdown Certificate

SCHEDULES

Schedule 1.01	The Acquired Assets

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ASSET PURCHASE AGREEMENT

Dated as of February 9, 2007

     The parties to this agreement are PlasMet Corp., a Delaware corporation (the “Buyer”), and Nuvotec USA, Inc., a Washington corporation (the “Seller”).

     The Seller is engaged, directly or through affiliates, in certain developmental activities in the field of inductively coupled plasma (“ICP”) technology. As a result of such activities the Seller owns certain patents, provisional patent applications and other assets relating to ICP technology. The Seller wishes to sell, and the Buyer wishes to buy, all of the assets of the Seller and its affiliates relating to ICP technology, all on the terms, conditions and provisions hereinafter set forth.

     Certain terms used but not otherwise defined in this agreement have the meanings given them in the Appendix hereto, which is Incorporated Into, and made part of, this agreement.

     Therefore, in consideration of the mutual covenants and agreements set forth in this agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
THE PURCHASE AND SALE

     1.01   Purchase and Sale of the Acquired Assets. At the Closing, the Seller shall sell, transfer and assign to the Buyer, and the Buyer shall purchase and accept from the Seller, all of the assets described on Schedule 1.01 attached hereto, as the same shall exist on the Closing Date, free and clear of any and all Liens (the “Acquired Assets”).

     1.02   Purchase Price. The aggregate purchase price for the Acquired Assets shall be equal to $250,000 (the “Purchase Price”), which shall be paid by the Buyer to the Seller at the Closing by the Buyer’s delivery to the Seller of 250,000 shares (the “Consideration Shares”) of the Buyer’s Class A, Series A Preferred Stock (which shall have a par value of $1.00 per share, a liquidation value of $1.00 per share, and the other terms and conditions set forth in the Series A Certificate of Designation attached hereto as Exhibit 1.02).

     1.04   No Transfer of Employees. Anything in his agreement (including without limitation, section 4.04 hereof) notwithstanding, the Buyer is not employing any Person, including without limitation any employee, consultant or independent contractor, as a result of the transactions contemplated hereby, and the Seller shall continue to be the employer of each and every Person who previously was employed or otherwise retained to perform any services in connection with the Business or the Acquired Assets.

     1.05   Instrument of Transfer. At the Closing, the Seller shall execute and deliver a Bill of Sale and Assumption Agreement in the form attached hereto as Exhibit 1.05 (the “Bill of Sale and Assumption Agreement”), and such other instruments of transfer as may be specified by the Buyer for filing with the U.S. Patent and Trademark Office with respect to applicable items included in the Acquired Assets.

     1.07   Closing. The closing of the purchase and sale contemplated hereby (the “Closing”) shall take place at the New York office of Troutman Sanders LLP, counsel to the Buyer at 10:00 a.m. local time on or prior to February 15, 2007, or at such other date and time as the Buyer and the Seller shall agree in writing (such date, the “Closing Date”). The parties shall use their reasonable efforts to pre-arrange the closing with documents held in escrow by legal counsel so that the personal presence of the parties and their representatives shall not be necessary on the Closing Date.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller hereby represents and warrants to the Buyer as set forth below.

     2.01   Organization of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Washington and has full power and authority to own, use and lease its Properties.

     2.02   Authority and Enforceability. The Seller has the power and authority to execute and deliver this agreement and perform its obligations hereunder. The execution and delivery by the Seller of this agreement and the performance by the Seller of its obligations hereunder have been duly and validly authorized by the board of directors and (to the extent necessary) stockholders of the Seller. This agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

     2.03   Title. Except as expressly set forth on Schedule 1.01 attached hereto, the Seller owns, beneficially and of record, good, valid and marketable title to all of the Acquired Assets, free and clear of any Liens and, at the Closing, the Buyer will acquire good, valid and marketable title to all of the Acquired Assets, free and clear of any Liens.

     2.04   Completeness of Properties. The Acquired Assets Include, and at the Closing will include, all assets, tangible and Intangible, wherever located and whether or not recorded on the books and records of the Seller, free and clear of any and all Liens, that have been used in the conduct of the Business by the Seller or any of Its Affiliates at any time prior to the Closing. The Buyer will not be required to pay any license fee (other than its City of Richland business license and State of Washington foreign corporation licensing), royalty or other payment in connection with the use of the Acquired Assets in the manner the Acquired Assets were used by the Seller since December 31, 2005.

     2.05   No Conflicts. The execution and delivery by the Seller of this agreement does not, and the consummation by the Seller of the transactions contemplated hereby, will not:

     (i)   conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of the Seller;

     (ii)  conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Seller or any of the Acquired Assets; or

     (iii)   conflict with or result in a violation or breach of, or result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, any Contract or License to which the Seller is a party or that is applicable to the Seller or any of the Acquired Assets.

     2.06   Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental Authority on the part of the Seller is required in connection with the execution, delivery and performance of this agreement or the consummation of the transactions contemplated hereby other than the transfer documents to be submitted to the U.S. Patent &Trademark Office to reflect the change in ownership of the patents and provisional patent applications that are included in the Acquired Assets

     2.07   Legal Proceedings. There are no Orders outstanding, against, relating to or affecting the Seller, its Affiliates, the Acquired Assets or the other Properties of the Seller, or the Business as conducted by the Seller or its Affiliates, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this agreement or that could interfere with the conduct of the Business by the Seller or its Affiliates or by the Buyer after the Closing, or otherwise result in a material diminution of the benefits to the Buyer contemplated hereby. There are no Actions pending, or, to the Knowledge of the Seller, threatened, that if determined adversely to the Seller or Its Affiliates could result In the issuance of an Order that (if in existence on the date hereof) would have been required to be disclosed pursuant to the preceding sentence. There are no facts or circumstances, to the Knowledge of the Seller, that could reasonably be expected to give rise to any Action that would be required to be disclosed pursuant to the preceding sentence.

     2.08   Compliance With Laws and Orders. The Seller Is not in violation of or In default under any Law or Order applicable to any of the Acquired Assets or the Business. The conduct of the Business by the Seller and Its Affiliates has is conducted and has been conducted at all times in compliance with all applicable Laws and Orders.

     2.09   Real Property. The Acquired Assets do not include any interest in any real property of any kind. including any fee ownership Interest, leasehold, license or easement.

     2.10   Environmental Matters.

     (a)  Without limiting the generality of section 2.08 hereof, the Acquired Assets, and the Business as previously conducted by the Seller and its Affiliates, are in full compliance with Environmental Laws. No Environmental Permits are required by the Seller or Its Affiliates for the conduct of the Business as currently conducted by them.

     (b)   To the best knowledge of Seller during its tenure at the current location of the Acquired Assets: (i) is not a treatment, storage or disposal facility, as defined in and regulated under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., is on or ever was listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., or on any similar state or provincial list of sites requiring investigation or cleanup; (ii) there are no pending or outstanding corrective actions by any Governmental Authority for the investigation, remediation or cleanup of the current location of the Acquired Assets; (iii) there has been no Environmental Release of a Hazardous Substance at, from, in, to, on or under the current location of the Acquired Assets (iv) no Hazardous Substances are present in, on, about or migrating to or from the current location of the Acquired Assets; (v) the Seller has not transported or arranged for the treatment of any Hazardous Substance to any off-Site location; (vi) there are no (A) underground storage tanks, (B) polychlorinated biphenyl containing equipment, or (C) asbestos containing material, at the current location of the Acquired Assets; and (vii) there have been no environmental investigations conducted by, on behalf of, or that are in the possession of the Seller with respect to the current location of the Acquired Assets or any treatment of any Hazardous Substance at the current location of the Acquired Assets.

     2.11   Tangible Personal Property. The Seller is, and upon the Closing the Buyer will be, in possession of and have good title to, or have valid leasehold interests in or valid rights under a Contract to use, all tangible personal property used in or necessary for the conduct of the Business as conducted by the Seller or its Affiliates since December 31,2005.

     2.12   Intellectual Property. The Acquired Assets include all Intellectual Property used or useful in the conduct of the Business as conducted by the Seller or any of its Affiliates since December 31, 2005. Neither the Seller nor any of its Affiliates has, and after the Closing the Buyer will not have, any obligation to compensate any Person for the use or license of any Intellectual Property included in the Acquired Assets or related to the Business. The Seller has not granted to any Person any license, option or other rights to use or acquire any interest in any Intellectual Property Included in the Acquired Assets or related to the Business, whether or not requiring the payment of royalties.

     2.14   Transactions with Certain Persons. Except as set forth in Schedule 2.14 attached to hereto, neither the Seller nor any stockholder. partner. manager, officer, director or employee of the Seller nor any Affiliate or family member of any such Person has directly or indirectly since December 31. 2004 been a party to any transaction or Contract in connection with the Business or the Acquired Assets.

     2.15   Brokers. All negotiations relative to this agreement and the Transactions have been carried out by the Seller directly with the Buyer without the intervention of any Person on behalf of the Seller in such manner as to give rise to any valid claim by any Person against the Buyer for a finder’s fee. brokerage commission or similar payment.

     2.16   Disclosure. No representation or warranty contained in this agreement. and no statement contained in the Schedules hereto or In any certificate. list or other writing furnished to the Buyer pursuant to any provision of this agreement. contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein. In the light of the circumstances under which they were made, not misleading.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer hereby represents and warrants to the Seller as follows:

     3.01   Organization of the Buyer. The Buyer is a corporation duly organized, validly existing and In good standing under the Laws of the State of Delaware and has full power and authority to own, use and lease its Properties.

     3.02   Authority and Enforceability. The Buyer has the power and authority to execute and deliver this agreement and perform its obligations hereunder. The execution and delivery by the Buyer of this agreement and the performance by the Buyer of Its obligations hereunder have been duly and validly authorized by the board of directors and (to the extent necessary) stockholders of the Buyer. This agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

     3.03   No Conflicts. The execution and delivery by the Buyer of this agreement does not, and the consummation by the Buyer of the transactions contemplated hereby, will not:

     (i)   connect with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of the Buyer;

     (ii)   conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Buyer; or

     (iii)  conflict with or result in a violation or breach of, or result in or give to any Person any right of termination, cancellation, acceleration or modification In or with respect to, any Contract or License to which the Buyer is a party or that is applicable to the Buyer.

     3.04   Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental Authority on the part of the Buyer is required in connection with the execution, delivery and performance of this agreement or the consummation of the transactions contemplated hereby.

     3.05   Brokers. All negotiations relative to this agreement and the Transactions have been carried out by the Buyer directly with the Seller without the intervention of any Person on behalf of the Buyer in such manner as to give rise to any valid claim by any Person against the Seller for a finder’s fee, brokerage commission or similar payment.

ARTICLE 4
ADDITIONAL AGREEMENTS OF THE PARTIES

     4.01   Further Assurances; Post-Closing Cooperation.

     (a)   The Seller or its designee shall obtain each consent, waiver or other permission from each Governmental Authority, and from any Person that is a party to any Contract applicable to the Acquired Assets or the Business as conducted by the Seller, in each case to the extent such consent, waiver or other permission may be required in order for the Seller’s transfer and delivery of the Acquired Assets to the Buyer and the Seller’s performance of the transactions contemplated hereby without violation of any Law and without breaching (or giving rise to a right of any party to terminate) any Contract.

     (b)   The Buyer shall obtain each consent, waiver or other permission from each Governmental Authority, and from any Person that is a party to any Contract applicable to the Buyer, in each case to the extent such consent, waiver or other permission may be required In order for the Buyer’s purchase and acceptance of the Acquired Assets from the Seller and the Buyer’s performance of the transactions contemplated hereby without violation of any Law and without breaching (or giving rise to a right of any party to terminate) any Contract.

     (c)   At any time or from time to time after the Closing, the Seller shall execute and deliver or cause to be executed and delivered to the Buyer such other documents and instruments, provide such materials and information and take such other actions as the Buyer may reasonably request in order to more effectively vest title to the Acquired Assets in the Buyer and, to the full extent permitted by Law, to put the Buyer in actual ownership, possession and operating control of the Acquired Assets, including, but not limited to, providing such executed instruments of transfer in recordable form, and otherwise to cause the Seller to fulfill its obligations under this agreement.

     4.02   Investigation by the Buyer. From the date hereof until the Closing Date the Seller shall cooperate with any investigation by the Buyer with respect to the Acquired Assets and the Business as conducted by the Seller and its Affiliates.

     4.03   Conduct of Business. During the period from the date hereof through the Closing Date, the Seller shall not intentionally take any action that would be likely to make any of the representations and warranties contained in article 2 hereof, if made on and as of the Closing Date, to be untrue in any material respect.

     4.04   Consulting and Transitional Services. Prior to the closing, the Seller shall assist the Buyer in making satisfactory consulting and transitional service arrangements to assist the Buyer in assuming control over the Acquired Assets and the Business.

     4.05   Non-Disclosure of Confidential Information.

     (a)   The Seller shall not, and the Seller shall cause each of its officers, directors, partners, employees, agents, accountants, counsel and other representatives not to, communicate or use to the detriment of the Buyer or for the benefit of any other Person any Confidential Information or trade secrets relating to the Acquired Assets or the Business. All Confidential Information Is also entitled to all of the protections and benefits under applicable Law.

     (b)   For purposes of this agreement, “Confidential Information” means any information pertaining to the Acquired Assets or the Business (whether such information is in written form or contained on computers or in any other media, or communicated orally, visually or otherwise) that is proprietary, confidential or non-public or relates to any trade secret, Including without limitation information that consists of or concerns any strategies, ideas, policies, suppliers, vendors, graphs, samples, inventions and ideas, business plans, computer software and databases, Contracts with any person, Ideas, concepts, designs, drawings, specifications, techniques, models, data, documentation, diagrams, graphs, flow charts, research, discoveries, development, processes, procedures and “know-how,” in each case whether or not such information would be deemed a trade secret under applicable state or federal law; and all notes, analyses, compilations, studies, summaries and all other material prepared by any Person containing or based, in whole or in part, on any of the foregoing information. Notwithstanding anything to the contrary, Confidential Information shall not include any information that is in the public domain through no fault of the Seller or its representatives or Affiliates.

     4.06   Non-Competition.

     (a)   Until the third anniversary of the date of this agreement, the Seller shall not, and the Seller shall cause each of its officers, directors, partners, employees, agents, accountants, counsel and other representatives not to, anywhere within the United States or Canada, alone or in association with any other Person, directly or indirectly, (i) engage in any Restricted Activity, (i1) acquire, or own in any manner, any interest In any Person that engages in any of the Restricted Activities, or that engages in any business, activity or enterprise that competes with any aspect of the Restricted Activities, or (iii) be interested in (whether as an owner, director, officer, partner, member, lender, shareholder, vendor, consultant, employee, advisor, agent, independent contractor or otherwise), or otherwise participate in the management or operation of, any Person that engages in any business, activity or enterprise that competes with any aspect of the Restricted Activities. .

     (b)   The Seller acknowledges that (i) the purchase of the Acquired Assets hereunder is accompanied by the goodwill associated with the Acquired Assets and the Business, and the provisions of this section 4.06 are necessary in order to protect such goodwill, and (i1) the provisions of this section 4.06 and the period of time, geographic area and scope and type of restrictions on the Seller’s activities set forth herein, are reasonable and necessary for the protection of the Buyer, and are an essential inducement to the Buyer entering into and performing this agreement.

     (c)   If any provision contained in this section 4.06 shall be determined by any court or other tribunal of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (x) such provision shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (y) In Its reduced form, such provision shall then be enforceable, but such reduced form of provision shall only apply with respect to the operation of such provision In the particular jurisdiction in or for which such adjudication is made. It is the intention of the parties that the provisions of this section 4.06 shall be enforceable to the maximum extent permitted by applicable law.

     (d)   The Seller acknowledges that any breach or threatened breach of the covenants contained in this section 4.06 and of section 4.05 hereof will cause the Buyer material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Buyer shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach), be entitled to specific performance and injunctive relief in respect of any breach or threatened breach of this covenant or of any covenant contained in section 4.05 hereof, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.

     4.07   Agreements, Representations and Warranties with Respect to the Consideration Shares.

     (a)   Each of the Seller and the Designee is an “accredited investor” as such term is defined In Rule 501 (a) of Regulation D of the Securities Act of 1933 (the “Securities Act”).

     (b)   Each of the Seller and the trustee of the Designee has substantial experience in evaluating and Investing in securities of companies similar to the Buyer so that the Seller is capable of evaluating the merits and risks of an Investment in the Buyer and has the capacity to protect the Seller’s and the Designee’s own interests.

     (c)   Each of the Seller and the trustee of the Designee understands that the acquisition of the Consideration Shares is a speculative investment that Involves a high degree of risk of loss of the entire investment therein, is able to bear the economic risk of the investment in the Consideration Shares being made hereby for an Indefinite period of time, including the risk of a complete loss of the investment in the Consideration Shares, and acknowledges that the Consideration Shares have not been registered under the Securities Act, and therefore cannot be sold unless subsequently registered under the Securities Act (or an exemption from such registration is available).

     (d)   The Designee (i) is acquiring the Consideration Shares for investment for the Seller’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in violation of, or that could cause the Buyer to be in violation of, applicable laws, and (Ii) understands that the Consideration Shares have not been registered under the Securities Act and are being offered hereby by reason of an exemption from the registration requirement of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment Intent and the accuracy of the Purchaser’s representations as expressed herein. Any eventual distribution to the beneficiaries of the Designee will be accomplished in accordance with the Securities Act and in conjunction with the Buyer.

     (e)   Each of the Seller and the trustee of the Designee understands that no public market now exists for any of the Consideration Shares and that neither the Buyer nor any other person has made any assurances that a public market will ever exist for the Consideration Shares.

     (f)  Each of the Seller and the trustee of the Designee understands the business in which the Buyer will operate and has had full access to the Buyer’s officers and agents and such other information concerning ‘the Buyer as the Seller has requested.

     (g)   Each certificate and other document evidencing the Consideration Shares shall have indorsed in writing, stamped or printed, upon the back thereof, the following legend (or a legend or legends of similar effect and other appropriate legends as determined In the reasonable discretion of the Company):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS, AND MUST BE HELD INDEFINITELY, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, GIFTED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING THE TRANSFER OF THE SECURITIES OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE ACCEPTABLE TO THE COMPANY, AND WHICH COUNSEL SHALL BE ACCEPTABLE TO THE COMPANY THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.

ARTICLE 5
CONDITIONS TO CLOSING OBLIGATIONS

     5.01   Conditions to Closing Obligation of the Buyer. The obligation of the Buyer to consummate the transactions contemplated hereby at the Closing is Subject to the satisfaction, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing In whole or in part by the Buyer in its sole discretion):

     (a)   Representations and Warranties. The representations and warranties of the Seller set forth in this agreement shall be true and correct in all material respects as of the date of this agreement and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that are modified as to materiality or contain a qualification referring to a material adverse effect or any similar modification or qualification shall be true and correct in all respects.

     (b)   Performance. The Seller shall have performed and complied in all material respects with each agreement, covenant and obligation required by this agreement to be so performed or complied with by the Seller at or before the Closing (including, but not limited to, the obligation to execute and deliver the documents required to be executed and delivered pursuant to section 6.01) .

     (c)   Orders, Laws and Actions. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this agreement or that could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this agreement to the Buyer, and there shall not be pending or threatened on the Closing Date any Action in, before or by any Governmental Authority that could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability of any such Law to the Buyer, the Seller or the transactions contemplated by this agreement. There shall not be in existence any Action pending or threatened against the Buyer that, in the judgment of the Buyer could have a material adverse effect with respect to the Acquired Assets or the Business.

     (d)   Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the Seller to perform Its obligations under this agreement and to consummate the transactions contemplated hereby in accordance with and without breaching any applicable Law shall have been duly obtained, made or given and not subject to the satisfaction of any condition that has not been satisfied or waived.

     (e)   Third Party Consents. All consents, waivers and other permissions necessary to the performance by the Seller of Its obligations under this agreement and to the consummation of the transactions contemplated hereby without breaching (or giving rise to a right of any party to terminate) any Contract shall have been obtained and not subject to the satisfaction of any condition that has not been satisfied or waived.

     (f)   Facility Lease. The Buyer shall have entered or be about to enter into a lease, effective February 1, 2007, for a certain portion of the real property located at 2345 Stevens Drive, Richland, Washington, for a term of at least six months, on other terms and conditions consistent with prevailing market conditions, and otherwise Subject to the Buyer’s reasonable satisfaction.

     (g)   Consulting and Transitional Service Arrangements. The Buyer shall have made consulting and transitional service arrangements as contemplated by section 4.04 hereof subject to the Buyer’s reasonable satisfaction.

     (h)   Proceedings. All proceedings to be taken on the part of the Seller in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer, and the Buyer shall have received copies of all such documents and other evidence as the Buyer may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

     5.02   Conditions to Closing Obligation of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing In whole or in part by the Seller in its sole discretion):

     (a)   Representations and Warranties. The representations and warranties of the Buyer set forth in this agreement shall be true and correct in all material respects as of the date of this agreement and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that are modified as to materiality or contain a qualification referring to a material adverse effect or any similar modification or qualification shall be true and correct in all respects.

     (b)   Performance. The Buyer shall have performed and complied in all material respects with each agreement, covenant and obligation required by this agreement to be so performed or complied with by the Buyer at or before the Closing (including, but not limited to, the obligation to execute and deliver the documents required to be executed and delivered pursuant to section 6.02) .

     (c)   Orders, Laws and Actions. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this agreement or that could reasonably be expected to otherwise result in a material diminution of the benefit~ of the transactions contemplated by this agreement to the Seller, and there shall not be pending or threatened on the Closing Date any Action in, before or by any Governmental Authority that could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability of any such Law to the Buyer, the Seller or the transactions contemplated by this agreement.

     (d)   Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the Buyer to perform its obligations under this agreement and to consummate the transactions contemplated hereby in accordance with and without breaching any applicable Law shall have been duly obtained, made or given and not subject to the satisfaction of any condition that has not been satisfied or waived.

     (e)   Third Party Consents. All consents, waivers and other permissions necessary to the performance by the Buyer of its obligations under this agreement and to the consummation of the transactions contemplated hereby without breaching (or giving rise to a right of any party to terminate) any Contract shall have been obtained and not subject to the satisfaction of any condition that has not been satisfied or waived.

     (f)   Proceedings. All proceedings to be taken on the part of the Buyer in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Seller, and the Seller shall have received copies of all such documents and other evidence as the Seller may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

ARTICLE 6
CLOSING DELIVERIES

     6.01   Closing Deliveries of the Seller. At or prior to the Closing, the Seller shall deliver or cause to be delivered to the Buyer each of the following agreements and other documents:

     (i)   a certificate, dated the Closing Date and executed by a duly authorized officer of the Seller, substantially in the form and to the effect of Exhibit 6.01 (i);

     (ii)   copies of all consents, waivers and other permissions required pursuant to section 4.01 (a) hereof or evidence that certain transfers have been requested, specifically in the instance of the U.S. Patent &Trademark Office actions necessary to transfer the patents and provisional patents included in the Acquired Assets; and

(iii)   a Bill of Sale and Assumption Agreement, duly executed by the Seller

     6.02   Closing Deliveries of the Buyer. At or prior to the Closing, the Buyer shall deliver or cause to be delivered to the Seller each of the following agreements and other documents:

     (i)   a certificate, dated the Closing Date and executed by a duly authorized officer of the Buyer, substantially in the form and to the effect of Exhibit 6.02(i);

     (ii)   a Bill of Sale and Assumption Agreement, duly executed by the Buyer;

     (iii)   copies of all consents, waivers and other permissions required pursuant to section 4.01 (b) hereof; and

     (iv)   The Consideration Shares.

ARTICLE 7
INDEMNIFICATION

     7.01   Reserved.

     7.02   Reserved.

     7.03   Reserved.

     7.04   Reserved.

     7.05   Reserved

     7.06   Reserved.

ARTICLE 8
MISCELLANEOUS

     8.01   Notices. All notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to the Buyer, to:

c/o Fontana Capital Corp.
50 Palmetto Bay Rd #147
Hilton Head, SC 29928
Telephone No.: 843-842-7247
Facsimile No.: 843-842-7248
Attn.: Mr. John P. Ryan

With a copy to:

Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attention: Henry I. Rothman and Timothy I. Kahler

Telephone No.: 212-704-6000
Facsimile No.: 212-704-6288

If to the Seller, to:

121 Fairwood Court
Richland, WA 99352
Attention: Robert L. Ferguson
Telephone No.: 509-627-4942
Facsimile No.: 509-627-5941

All such notices, requests and other communications shall (I) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice Is to be delivered pursuant to this section). Any party from time to time may change Its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

     8.02   Specific Performance. No provision of this agreement shall limit or restrict the availability of specific performance or injunctive or other equitable relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

     8.03   Entire Agreement. This agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

     8.04   Expenses. Except as otherwise expressly provided in this agreement, whether or not the transactions contemplated hereby are consummated, the Buyer shall pay its costs and expenses, and the Seller shall pay its costs and expenses, incurred in connection with the negotiation, execution and closing of this agreement and the transactions contemplated hereby.

     8.05   Public Announcements. At all times at or before the Closing, the Seller and the Buyer shall not issue or make any reports, statements or releases to the public or generally to the employees, suppliers or other Persons to whom the Seller provides services or with whom the Seller otherwise has significant business relationships with respect to this agreement or the Transactions without the consent of the other party hereto, which consent shall not be unreasonably withheld; provided. however, that nothing herein shall limit or prevent the Buyer from discussing or making Information relating to this agreement available to its lenders, financiers and other advisors or representatives. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof.

     8.06   Waiver. Any term or condition of this agreement may be waived at any time by the party that Is entitled to the benefit thereof. but no such waiver shall be effective unless set forth In a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this agreement, In anyone or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this agreement on any future occasion. All remedies, either under this agreement or by Law or otherwise afforded, shall be cumulative and not alternative.

     8.07   Amendment. This agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

     8.08   No Third Party Beneficiary. The terms and provisions of this agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it Is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than a Buyer Indemnitee and a Seller Indemnitee.

     8.09   Headings. The headings used in this agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     8.10   Invalid Provisions. If any provision of this agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never composed a part hereof, (c) the remaining provisions of this agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     8.11   Drafting History. This agreement was negotiated and drafted with each party represented by counsel of its choice and having equal opportunity to participate in the drafting hereof and shall therefore be construed as if drafted jointly by the parties. There shall be no presumption made or inference drawn because of the drafting history of this agreement, or because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft.

     8.12   Governing Law. This agreement shall be governed by and construed in accordance with the Laws of the State of Washington applicable to a contract executed and performed in such State without giving effect to any conflicts of laws principles thereof that would result in the applicability of the Laws of another jurisdiction.

     8.13   Counterparts. This agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.14   Arbitration: Jurisdiction.

     (a)   Except as provided in Section 8.14(b) hereof, any dispute or controversy arising in connection with this Agreement shall be settled exclusively by arbitration to be held in Benton County, Washington before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect, judgment may be entered on the arbitrators award in any court having jurisdiction, and the parties hereby consent to the jurisdiction of the Courts (as defined in Section 8.14(b) hereof) for that purpose. In any dispute or controversy hereunder, as part of the award, the arbitrator shall determine which of the parties has substantially prevailed in the dispute or controversy and that party shall be entitled to collect from the other party all of the costs, fees and expenses incurred by the substantially prevailing party in connection with the dispute or controversy, including, but not limited to, the reasonable fees and expenses of attorneys, the fees and expenses of the American Arbitration Association or any tribunal and the cost of any transcript (collectively, the “Costs”). In the alternative, the arbitrator may require each of the parties to pay such percentage of the Costs determined to be fair in the opinion of the arbitrator.

     (b)   Any part (and only that part) of a matter that involves a party seeking an injunction, restraining order or other equitable relief shall be resolved exclusively in courts of the State of Washington located in Benton County or Franklin County (any and all of such courts, the “Courts”). Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the Courts, waives any objection to venue in the Courts, and agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided by Section 8.1 hereof. In any proceeding in the Courts, the Buyer and the Seller each hereby irrevocably waive trial by jury.

     8.15   Specific Performance. No provision of this Agreement shall limit or restrict the availability of specific performance or injunctive or other equitable relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

     IN WITNESS WHEREOF, this agreement has been duly executed and delivered by a duly authorized officer of each party hereto as of the date first above written.

PLASMET CORP.

By:   HOWARD M. CROSBY
        Name: Howard M. Crosby
        Title: Chief Executive Officer

NUVOTEC USA, INC.

By:   ROBERT L. FERGUSON
        Name: Robert L. Ferguson
        Title: Chief Executive Officer

Appendix to the Asset Purchase Agreement
dated as of February 9, 2007 by and between
PlasMet Corp. and Nuvotec USA, Inc.

     The capitalized terms used and not otherwise defined in the above referenced Asset Purchase Agreement (hereinafter, the “Agreement”) shall have the meanings set forth in this Appendix. Section references in this Appendix are references to the sections of the Agreement.

     “Acquired Assets” has the meaning provided in section 1.01.

     “Action” means any audit or investigation by any Governmental Authority or any action, cause of action, claim, suit or arbitration or other proceeding of any kind by or Involving any Person, including, but not limited to, any Governmental Authority.

     “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person.

     “Agreement” means the Asset Purchase Agreement to which this Appendix is attached and the Exhibits and the Schedules thereto, as the same may be amended or otherwise modified from time to time.

     “Bill of Sale” has the meaning provided in section 1.05.

     “Business” means any and all activities relating to the creation, ownership, licensing, development or exploitation of ICP technology.

     “Buyer” has the meaning provided at the head of this agreement.

     “Closing” has the meaning provided in section 1.07.

     “Closing Date” has the meaning provided in section 1.07.

     “Confidential Information” has the meaning provided in section 4.05.

     “Contract” means any contract, lease, evidence of indebtedness, mortgage, pledge, hypothecation, indenture, security agreement or other agreement (in each case, whether written or oral).

     “Designee” has the meaning provided in section 1.02.

     “Environmental” means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

     “Environmental Claim” means any and all administrative or judicial Actions pursuant to or relating to any applicable Environmental Law by any Person relating to any actual or potential (x) violation of or liability under any Environmental Law, (y) violation of any Environmental Permit, or (z) liability for any costs or damages related to the presence, Environmental Release, or threatened Environmental Release into the Environment, of any Hazardous Substances at any location, including, but not limited to, any off-Site location to which Hazardous Substances or materials containing Hazardous Substances were sent for handling.

     “Environmental Law” means any and all Laws relating to the Environment.

     “Environmental Permit” means any License, under or In connection with any Environmental Law.

     “Environmental Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment.

     “Existing Seller Liabilities” means any liabilities, Indebtedness or obligations of the Seller of any kind whatsoever, Including, but not limited to, any Indebtedness for borrowed money, accounts payable, accrued expenses, Taxes, contingent liabilities, liabilities in respect of any Injury to any Person or property, liabilities resulting from violations of any Laws (including, but not limited to, any Laws relating to Taxes, employment or labor matters, or Environmental matters), and liabilities arising under any Contract (including, but not limited to, any Contract included as part of the Acquired Assets), in each case to the extent any such item arose or existed prior to the Closing or was attributable to an act, omission or circumstance that occurred or existed prior to the Closing.

     “Future Liabilities of the Business” means any liabilities, Indebtedness or obligations of the Buyer of any kind whatsoever, including, but not limited to, any Indebtedness for borrowed money, accounts payable, accrued expenses, Taxes, liabilities in respect of any injury to any Person or property, liabilities resulting from violations of any Laws (including, but not limited to, any Laws relating to Taxes, employment or labor matters, or Environmental matters), and liabilities arising under any Contract applicable to the Acquired Assets or the Business (including, but not limited to, any Contract Included as part of the Acquired Assets), relating to the Acquired Assets or the Business and arising solely after the Closing and attributable solely to an act, omission or circumstance that occurs after to the Closing.

     “Governmental Authority” means (i) the United States, Canada, and any state, province, county, city or other political subdivision of either of such country, (ii) any other country or any state, province, county, city ,or other political subdivision thereof, and (iii) any executive or other official or individual acting With the power of or derived from any entity referred to in item (i) or item (ii) above, and any court, tribunal, governmental arbitrator, authority, department, agency, commission, service or other instrumentality of any entity referred to in item (i) or item (ii) above.

     “Hazardous Substance” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead.-eontalnlng materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” 'toxic pollutants,” “pollutants,” “regUlated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law.

     “ICP” has the meaning provided in the recitals to the Agreement.

     “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course ofbusiness), (iv) under capital leases or (v) In the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

     “Indemnified Party” means any Person claiming Indemnification under any provision of Article 8.

     “Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 8.

     “Indemnity Notice” means written notification pursuant to article VIII of the Agreement of a claim for indemnity under section 8.02 or section 8.03, as applicable, by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

     “Intellectual Property” means (a) all patents, copyrights (including works of authorship, any derivations thereof and all moral rights appurtenant thereto), trademarks, service marks, trade names, trade dress, product names and slogans both registered and unregistered, and any common law rights and good will appurtenant to any of the foregoing, and all applications and registrations thereof; (b) all computer and electronic data, documentation and software, including both source and object code, computer and database applications and operating programs; (c) all rights relating to the use of any name, image or likeness of any Person or the portrayal of a Person, either individually or together with others; (d) all trade secrets and confidential business, technical and proprietary information, including ideas, research notes, development notes, know-how, patents, residuals, formulas, business methods and techniques, supplier lists, and marketing, financial and pricing data; (e) the right to sue both in equity and for past, present and future damages of any or all of the foregoing; (f) all existing copies and tangible embodiments of any or all of the foregoing, in whatever form or medium; (g) all right, title and interest (free and clear) in and to any and domain names, uniform resource locators and keywords, and any web slte(s), Including without limitation, the framework and infrastructure of such web site(s), the layout design and the “look and feel” thereof, all related software, source code and object code, all CGI, HTML, XML or other coding, all scripts and applets, all web graphics and data, all navigational buttons, and all server configurations; and (h) all other intellectual property rights relating to any or all of the foregoing including, without limitation, any royalties, infringement rights, rights to sue or other amounts due in respect thereof or any renewals, continuations or extensions thereof.

     “Knowledge” or language of similar import, means those matters of which the applicable Person is “aware” and a/l matters actually known by such Person or which should be known by such Person after due diligence and reasonable investigation. In the case of any Person that is an entity, the “Knowledge” of any director, officer, executive or person holding a similar title or with similar responsibilities, Including, but not limited to, unit managers, shall be attributed to that Person, and the Seller shall have attributed to them the Knowledge of Robert L. Ferguson.

     “Law” or “Laws” means all laws, statutes, codes, decrees, municipal bylaws, rules, regulations, ordinances, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, order, decisions, rulings or awards, policies, guidelines and general principles of common law and civil law and equity and any other pronouncements having the effect of law of or in any Governmental Authority.

     “Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority.

     “Lien” means any mortgage, pledge, hypothecation, Option, assessment, security interest, lease, lien (statutory or other), adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

     “Losses” means any and all losses, claims, damages, charges, liabilities, judgments, fines, penalties, amounts paid in settlement or satisfaction of claims, costs and expenses (including without limitation reasonable attorneys' fees and expenses).

     “Loss” means the singular of Losses.

     “Order” means any writ, judgment, decree, injunction or similar order or pronouncement of any Governmental Authority (in each such case whether preliminary or final).

     “Organizational Documents” means, with respect to any Person that is not a natural person, the organizational documents of such Person, as amended to the date in question. The term Organizational Documents includes articles or certificates of incorporation, by-laws, agreements or certificates of partnerships, joint venture agreements, and other similar documents pertaining to the governance and organization of the Person in question (Including those pertaining to any trust).

     “Person” means any natural person, corporation, general partnership, limited partnership, limited liability Seller, limited liability partnership, proprietorship, joint venture, other business organization, trust, union, association or Governmental Authority of any nature.

     “Properties” of any Person means all assets of every kind, nature, character and description (whether real, personal or mixed, whether tangible or Intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), Including the goodwill related thereto, operated, owned or leased by such Person, including without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, Instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

     “Restricted Activities” means any and all activities relating to the ICP field, including but not limited to the ownership, development, operation, transfer or licensing of ICP-related assets (whether or not similar to the Acquired Assets).

     “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and any successor Laws.

     “Seller” has the meaning provided at the head of the Agreement.

     “Site” means any of the real properties currently or previously owned, leased, used or operated by the Seller, including all soil, subsoil, surface waters and groundwater thereat.

     “'Third Party Claim” means any claim, or demand asserted against or sought to be collected from an Indemnified Party by a Person other than a party to the Agreement.

SCHEDULE 1.01

Acquired Assets

     The following list sets forth the principal items of tangible personal property included within the Acquired Assets as of December 31, 2006. Please see the representations and warranties in Section 2 of the Asset Purchase Agreement with respect to the Acquired Assets (including without limitation Section 2.04 and 2.11 pertaining in particular to these items of tangible personal property)

	Acquired	Est
	Date	Life
600KW Induction Coupled Plasma Unit and Appurtenances	7/31/2000	20
50KW Induction Coupled Plasma Unit and Appurtenances--Bench
Scale	7/31/2000	20
Forklift	1/12/2001	7
Groovers (2)	5/15/2001	7
Step Ladder	5/1/2001	7
Cable Reel Handlers (2)	5/1/2001	7
Tri-Stand Vice	5/1/2001	7
Shelving	5/1/2001	7
Step Ladder	5/1/2001	7
Cabinet, Shelving, Workbench	5/1/2001	7
Rex Stainless Die Set	6/1/2001	7
Dies 1/2 and 3/4	6/25/2001	7
Equipment-Oscilioscope	4/23/2002	7
Calper Micrometer	1/28/2003	7

     See the following page for a list of the principal items of Intellectual Property included within the Acquired Assets.

SCHEDULE 1.01
(continued)

Acquired Assets
(continued)

     The following list sets forth the principal items of Intellectual Property included within the Acquired Assets as of December 31, 2006. The status of these items has not changed since December 31, 2006. Please see the representations and warranties in Section 2 of the Asset Purchase Agreement with respect to the Acquired Assets (including without limitation Section 2.12 pertaining in particular to the Intellectual Property).

     1.   Patent No. 5,611.947 -Induction Steam Plasma Torch for Generating a Steam Plasma for Treating a Feed Slurry -Issued March 18, 1997.

     (a)  This patent was assigned by the inventor(s) to Alliant TechSystems of Hopkins, Minnesota, and to Plasma Technology of Santa Fe, New Mexico.

     (b)  Alliant TechSystems subsequently transferred all of its interest in the patent (the “Alliant Patent Interest”) to Thermal Conversion Corp., a Delaware corporation (“TCC-De”).

     (c)  TCC-De was subsequently acquired by Nuvotec, Inc., a predecessor of Nuvotec USA, Inc.

     (d)  TCC-De was reincorporated In the State of Washington and all its assets were transferred to the new Washington corporation of the same name: Thermal Conversion Corp. (“TCC-Wa”).

     (e)  TCC-Wa then merged with and into Nuvotec USA. Inc. and as a result all of the assets of TCC-Wa were transferred to Nuvotec USA, Inc. by operation of law.

     Filings have not been made with the U.S. Patent and Trademark Office to record the assignments of the Alliant Patent Interest or the patent interest described in items (d) and (e) above.

     As a result of the foregoing, the rights in this patent are jointly owned by Nuvotec USA, Inc. (subject to the absence of filings to record the assignments described in items (d) and (e) above) and Plasma Technology.

     2.   Patent No. 5,762,009 -Plasma Energy Recycle and Conversion (PERC) Reactor and Process - Issued June 9, 1998. This patent was assigned by the inventor(s) to Alliant TechSystems of Hopkins, Minnesota, and to Plasma Technology of Santa Fe, New Mexico.

     (a)  This patent was assigned by the inventor(s) to Alliant TechSystems of Hopkins, Minnesota, and to Plasma Technology of Santa Fe, New Mexico.

     (b)   Alliant TechSystems subsequently transferred all of its interest in the patent (the “Alliant Patent Interest”) to Thermal Conversion Corp., a Delaware corporation (“TCC-Oe”).

     (c)  TCC-De was subsequently acquired by Nuvotec, Inc., a predecessor of Nuvotec USA, Inc.

     (d)  TCC-DE was reincorporated in the State of Washington and all its assets were transferred to the new Washington corporation of the same name: Thermal Conversion Corp. (“TCC-Wa”).

     (e)  TCe-Wa then merged with and into Nuvotec USA, Inc. and as a result all of the assets of TCC-Wa were transferred to Nuvotec USA. Inc. by operation of law.

     Filings have not been made with the U.S. Patent and Trademark Office to record the assignments of the Alliant Patent Interest or the patent interest described in items (d) and (e) above.

     As a result of the foregoing, the rights in this patent are jointly owned by Nuvotec USA, Inc. (subject to the absence of filings to record the assignments described in items (d) and (e) above) and Plasma Technology.

     Nuvotec USA, Inc. believes that this patent may have expired due to nonpayment of maintenance fees.

     3.  Patent No. 6,153,852 -Use of a Chemically Reactive Plasma for ThermalChemical Processes -Issued November 28, 2000. Owned exclusively by Nuvotec USA, Inc. and therefore full ownership of this patent will be transferred to PlasMet Corp. as part of the Acquired Assets.

     4.  Provisional Application Serial No. 60/447/710 -Continuous Production of Carbon Nanomaterials Using a High Temperature Inductively Coupled Plasma Applied for June 10, 2003. Owned exclusively by Nuvotec USA, Inc. and therefore full ownership of this patent will be transferred to PlasMet Corp. as part of the Acquired Assets.

     5.  Provisional Application Serial No. 60/477,718 -Inductively Coupled Plasma I Partial Oxidation Reformation of Carbonaceous Compounds to Produce Fuel for Energy Production -Applied for June 11, 2003. Owned exclusively by Nuvotec USA, Inc. and therefore full ownership of this provisional patent application will be transferred to PlasMet Corp. as part of the Acquired Assets.

EXHIBIT 6.01(i)

CERTIFICATE

     The undersigned, pursuant to Section 6.01(i) of that certain Asset Purchase Agreement dated as of February 12, 2007 (the “Asset Purchase Agreement”), between PlasMet Corp., a Delaware corporation (the “Buyer”), and Nuvotec USA, Inc., a Washington corporation (the “Seller”), does hereby certify to the Buyer as follows:

     1. The representations and warranties of the Seller set forth in the Asset Purchase Agreement were true and correct in all material respects as of the date of the Asset Purchase Agreement and are true and correct as of the date hereof as though made on and as of the date hereof, except that those representations and warranties that are modified as to materiality or contain a qualification referring to a material adverse effect or any similar modification or qualification were and are true and correct in all respects.

     2. The Seller has performed and complied in all material respects with each agreement, covenant and obligation required by the Asset Purchase Agreement to be so performed or complied with by the Seller at or before the closing thereunder (including, but not limited to, the obligation to execute and deliver the documents required to be executed and delivered pursuant to section 6.01 of the Asset Purchase Agreement).

Dated as of February 12, 2007.

NUVOTEC USA, INC.

By:    ROBERT L. FERGUSON
         Name: Robert L. Ferguson
         Title: CEO

EXHIBIT 6.02(i)

CERTIFICATE

     The undersigned, pursuant to Section 6.01(i) of that certain Asset Purchase Agreement dated as of February 12, 2007 (the “Asset Purchase Agreement”), between PlasMet Corp., a Delaware corporation (the “Buyer”), and Nuvotec USA, Inc., a Washington corporation (the “Seller”), does hereby certify to the Buyer as follows:

     1. The representations and warranties of the Seller set forth in the Asset Purchase Agreement were true and correct in all material respects as of the date of the Asset Purchase Agreement and are true and correct as of the date hereof as though made on and as of the date hereof, except that those representations and warranties that are modified as to materiality or contain a qualification referring to a material adverse effect or any similar modification or qualification were and are true and correct in all respects.

     2. The Buyer has performed and complied in all material respects with each agreement, covenant and obligation required by the Asset Purchase Agreement to be so performed or complied with by the Buyer at or before the closing thereunder (including, but not limited to, the obligation to execute and deliver the documents required to be executed and delivered pursuant to section 6.02 of the Asset Purchase Agreement).

Dated as of February 12, 2007.

PLASMET CORP.

By:    HOWARD CROSBY
         Name: Howard Crosby
         Title: President

BILL OF SALE AND ASSUMPTION AGREEMENT

     This BILL OF SALE AND ASSUMPTION AGREEMENT is dated as of this 9thday of February 2007, by and among PlasMet Corp., a Delaware corporation (the “Buyer”), and Nuvotec USA, Inc., a Washington corporation (the “Seller”).

     Capitalized terms used but not defined herein have the meanings given them in that certain Asset Purchase Agreement dated as of February 9,2007 (the “Asset Purchase Agreement”) by and among the Buyer and the Seller.

     This Bill of Sale and Assumption Agreement is being executed and delivered pursuant to the Asset Purchase Agreement and is a condition to the obligation of the parties to participate in the Closing thereunder.

     NOW, THEREFORE, pursuant to the terms of the Asset Purchase Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged by the Seller and the Buyer, the parties hereto hereby agree as follows.

     1. Sale, Transfer, Etc. BY THESE PRESENTS, the Seller hereby sells, assigns, transfers, conveys and delivers to the Buyer and its successors and assigns, all of the right, title and interest in and to the assets referred to on Exhibit A to this Bill of Sale and Assumption Agreement (the “Acquired Assets”), TO HAVE AND TO HOLD all the Acquired Assets hereby sold, assigned, transferred, conveyed and delivered unto the Buyer and its successors and assigns forever. Such sale, assignment, transfer, conveyance, and delivery shall be effective on the date hereof.

     2. Assumption by the Buyer. The Buyer hereby assumes, and agrees to pay, perform and discharge and indemnify the Seller and hold the Seller harmless from and against, all of the Future Liabilities of the Business, including the costs to prosecute the provisional patents that are included with the Acquired Assets and maintain the patents that are included with the Acquired Assets, in each case as determined by the Buyer in its sole discretion. The Buyer is 110t assuming any liabilities other than as provided in the preceding sentence. Without limiting the generality of the preceding sentence, the Buyer shall not be assuming, and the Seller shall remain responsible for and shall promptly pay, perform and discharge, all of the Existing Seller Liabilities such that the Buyer will incur no liability or Loss in connection therewith.

     3. Retention by the Sellers. The Seller shall retain, shall pay, perform and discharge, and shall indemnify the Buyer and hold the Buyer harmless from and against, all of the Existing Seller Liabilities.

     4. Further Assurances. The Seller shall take all such further acts and execute and deliver all such further statements, assignments, agreements, instruments and other documents as the Buyer from time to time may reasonably request in connection with the assignment and transfer of the Acquired Assets contemplated by this Bill of Sale and Assumption Agreement.

     5. Reliance. Any individual, partnership, corporation or other entity may rely, without further inquiry, upon the powers and rights herein granted to the Buyer and upon any notarization, certification, verification or affidavit by any notary public of any state relating to the authorization, execution and delivery of this Bill of Sale and Assumption Agreement or to the authenticity of any copy, conformed or otherwise, hereof.

     6. Miscellaneous.

     (a) All of the terms and provisions of this Bill of Sale and Assumption Agreement shall be binding upon the parties and their respective successors and assigns and shall inure to the benefit of the parties and their respective successors and assigns.

     (b) This Bill of Sale and Assumption Agreement shall be governed by the laws of the State of New York, without regard to conflicts of law principles thereunder.

     (c) This Bill of Sale and Assumption Agreement is being delivered in connection with the Closing under the Asset Purchase Agreement and is made subject to the provisions of the Asset Purchase Agreement. In the event of any conflict or inconsistency between this Bill of Sale and Assumption Agreement and the Asset Purchase Agreement, the Asset Purchase Agreement shall be the controlling document. No party shall be deemed to lose any rights under the Asset Purchase Agreement by reason of any provision of this Bill of Sale and Assumption Agreement.

     (d) This Bill of Sale and Assumption Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has caused this Bill of Sale and Assumption Agreement to be executed as of the date and year first set forth above.

PLASMET CORP.

By:   HOWARD M. CROSBY
        Name: Howard M. Crosby
        Title: Chief Executive Officer

NUVOTEC USA, INC.

By:   ROBERT L. FERGUSON
        Name: Robert L. Ferguson
        Title: Chief Executive Officer

EXHIBIT A

Acquired Assets

PLASMET CORP.

Class A, Series A Preferred Stock
Certificate of Designation

     PlasMet Corp., a Delaware corporation (the “Company”), hereby certifies that the following resolution has been duly adopted by the Board of Directors of the Company:

     WHEREAS, pursuant to its certificate of incorporation, the Company is authorized to issue shares of (i) common stock, par value $0.01 per share (the “Common Stock”), (ii) class A preferred stock, par value S1.00 per share (the “Class A Preferred Stock”), and (iii) class B preferred stock, par value $0.01 per share (the “Class B Preferred Stock” and, together with the Class A Preferred Stock, the “Preferred Stock”); and

     WHEREAS, pursuant to the Company's certificate of incorporation, the Company's board of directors is expressly granted authority to issue shares of Class A Preferred Stock and/or shares of Class B Preferred Stock, in one or more series, and to fix, for each such series, such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof;

     WHEREAS, the board of directors of the Company has determined that it is desirable and in the best interests of the Company to create a series of Class A Preferred Stock, on the terms and conditions set forth below;

NOW, THEREFORE. IT IS:

     RESOLVED, that pursuant to the authority granted to and vested in the board of directors of the Company (the “Board”) by the provisions of the certificate of incorporation of the Company, and in accordance with Section 151(g) of the General Corporation Law of the State of Delaware, there is hereby created a series of the Class A Preferred Stock, and the voting powers, designation and number of shares of such series, the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions of such series, shall be as follows:

     1.   Designation and Number; Rank; Prohibited Payments.

     (a)  The shares of the series shall be designated. as “Class A, Series A Preferred Stock.” The number of shares initially constituting the Class A, Series A Preferred Stock shall be 250,000, which number may be increased or decreased by the Board; provided, however, that such number may not be decreased to a number fewer than the number of the then outstanding shares of Class A, Series A Preferred Stock.

     (b)  The Class A, Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up, rank:

     (i)  junior to all series of Preferred Stock that may hereafter be created expressly ranking senior (as to dividend rights, redemption rights and rights upon liquidation, dissolution or winding up) to the Class A, Series A Preferred Stock (such series hereinafter referred to as “Senior Stock”);

     (ii)  pari passu with all series of Preferred Stock that may hereafter be created expressly ranking on a par (as to dividend rights, redemption rights and rights upon liquidation, dissolution or winding up) with the Class A, Series A Preferred Stock (such series hereinafter referred to as “Parity Stock”); and

     (iii)  senior to the Common Stock and to all other classes and series of the capital stock of the Company ranking junior (as to dividend rights, redemption rights and rights upon liquidation, dissolution or winding up) to the Class A, Series A Preferred Stock (the Common Stock and all such other classes and series hereinafter referred to as “Junior Stock”).

     (c)  The Company shall not issue any shares of a cl ass or series of Senior Stock without the prior written consent of the holders of a majority of the outstanding shares of the Class A, Series A Preferred Stock.

     (d)  In no event shall the Company be required to make payments in respect of the Class A, Series A Preferred Stock (pursuant to any provision hereof or otherwise) if such payment is prohibited under the terms of any mortgage, note, indenture, debenture or loan agreement now or hereinafter binding upon the Company; provided, that any payments delayed pursuant to this Section led) shall be made promptly after the cessation of such prohibition.

     2.   Dividends. Holders of Class A, Series A Preferred Stock shall be entitled to participate with the Common Stock on any dividends declared by the Board of Directors of the Company in respect of the Common Stock, on an as-converted basis; provided, however, that, the foregoing notwithstanding, Holders of Class A, Series A Preferred Stock shall not be entitled to any dividend that would result in an adjustment of the Conversion Number pursuant to Section 4(b) hereof. Except as provided in the preceding sentence of this Section 2, the holders of shares of Class A, Series A Preferred Stock shall not be entitled to receive any dividends in respect of the shares of Class A, Series A Preferred Stock. In no event may any dividends be paid on any Junior Stock unless, at the time of such payment, any and all dividends then accrued and payable on the shares of the Class A, Series A Preferred Stock have been paid in full.

     3.   Preference on Liquidation.

     (a)  Upon the merger, consolidation, sale of all substantially all of the assets or other transaction in which voting control of the Company is transferred, liquidation or dissolution of the Company (each of the foregoing, a “Liquidation Event”), each holder of Class A, Series A Preferred Stock shall be entitled to receive out of the Company's assets, for each share of Class A, Series A Preferred Stock held by such holder at the time thereof, a distribution in an amount equal to the One United States Dollar (U.S.$1.00) (the “Liquidation Preference”).

     (b)  Distributions of the Company's cash, securities and other assets pursuant to this Section 3 shall be made to the holders of shares of Class A, Series A Preferred Stock and all other Parity Stock in proportion to the total amounts to which the holders of all shares of Class A, Series A Preferred Stock and all other Parity Stock are entitled upon a Liquidation Event.

     (c)  No payment or distribution shall be made in respect of any shares of Class A, Series A Preferred Stock pursuant to Section 3(a) hereof unless, at the time of such distribution, all amounts due in respect of any shares of Senior Stock have been paid in full.

     (d)  No payment or distribution shall be made in respect of any shares of Junior Stock unless, at the time of such distribution, the holders of shares of Class A, Series A Preferred Stock shall have received the Liquidation Preference with respect to each such share.

     (e)  Upon the payment in full of all amounts due to a holder of Class A, Series A Preferred Stock pursuant to this Section 3, such holder shall not be entitled to any further participation in the assets of the Company.

     4.   Conversion.

     (a)  Each share of Class A, Series A Preferred Stock shall be convertible, at the option of the holder thereof upon exercise in accordance with Section 4.1(c), without the payment of additional consideration, into a number of fully paid and nonassessable shares of Common Stock equal to the Conversion Number (as defined in Section 4(b) hereof) then in effect.

     (b)  The “Conversion Number” shall initially be forty (40); provided, however, that if the number of outstanding shares of Common Stock shall be increased into a greater number of shares as a result of any dividend on the Common Stock, any stock split or other subdivision of the outstanding shares of Common Stock or a reclassification or otherwise, or if the number of outstanding shares of Common Stock shall be decreased into a lesser number of shares as a result of any combination, consolidation, reclassification or otherwise (including, without limitation, pursuant to a reverse stock split), then the Conversion Number shall be changed, concurrently with the effectiveness of such increase or decrease, to a Conversion Number that would entitle each holder of Class A, Series A Preferred Stock to receive on conversion thereof the same percentage of the outstanding shares of Common Stock that such holder would have received on conversion thereof immediately prior to such increase or decrease.

     (c)  A record holder of shares of Class A, Series A Preferred Stock may effect the conversion thereof in accordance with this Section 4 by making a written demand for such conversion (a “Conversion Demand”) upon the Company at its principal executive offices that sets forth the number of shares of Class A, Series A Preferred Stock to be converted; and the proposed date of conversion, which shall be a business day not less than five business days after the date of such Conversion Demand (the “Conversion Date”). The Conversion Demand shall be accompanied by the certificate representing such shares or, if such certificate has been lost or stolen, a lost certificate affidavit and indemnification agreement in form and substance satisfactory to the Company and, if the Company shall so request, evidence that such holder shall have posted a bond satisfactory to the Company in its reasonable judgment. As soon as practicable after the Conversion Date, the Company shall issue and deliver to such holder a certificate for the number of shares of Common Stock issuable upon such conversion in accordance with the provisions hereof (rounded to the nearest whole share, or at the option of the Company with cash for any fractional share paid to the holder in an amount equal to the fair market value ofthe fractional share as reasonably determined by the Company in good faith). Upon surrender of a certificate representing Class A, Series A Preferred Stock to be converted in part, the Company shall after the Conversion Date issue a certificate representing the number of full shares of Class A, Series A Preferred Stock not so converted.

     (d)  All shares of Class A, Series A Preferred Stock to be converted pursuant to the Conversion Demand shall, on the Conversion Date, be deemed to be converted into Common Stock for all purposes. On and after the Conversion Date, (i) no such shares of Class A, Series A Preferred Stock shall be deemed to be outstanding or be transferable on the books of the Company or the stock transfer agent, if any, for such shares of Class A, Series A Preferred Stock and (ii) the holder of such shares, as such, shall not be entitled to receive any dividends or other distributions, to receive notices or to vote with respect to such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof, other than the right, upon surrender of the certificate representing such shares, to receive a certificate for the number of shares of Common Stock into which such shares shall have been converted.

     (e)  The Company shall at all times when any shares of Class A, Series A Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A, Series A Preferred Stock.

     5. Redemption at the Option of the Company.

     (a)  The Company shall have the right, at its sole option and election, to redeem in cash in whole or in part the Class A, Series A Preferred Stock at any time at a price per share equal to the Redemption Price (as defined in Section 5(d) hereof). The Company shall exercise such right by giving not less than sixty (60) business days prior written notice of the date of redemption (any such redemption date, a “Company Optional Redemption Date”).

     (b)  A notice shall be mailed to each holder of shares of Class A, Series A Preferred Stock to be redeemed at such holder's address as it appears on the transfer books of the Company. In order to facilitate the redemption of shares of Class A, Series A Preferred Stock, the Board may fix. a record date for the determination of shares of Class A, Series A Preferred Stock to be redeemed, or may cause the transfer books of the Company for the Class A, Series A Preferred Stock to be closed prior to the date fixed for such redemption. Each holder of shares of Class A, Series A Preferred Stock shall deliver the certificate representing such shares within 10 business days after receipt of such notice or, if such certificate has been lost or stolen, a lost stock certificate affidavit and indemnification agreement in form and substance satisfactory to the Company and, if the Company shall so request, evidence that such holder shall have posted a bond satisfactory to the Company in its reasonable judgment.

     (c)  Nothing set forth in this Section 5 shall be interpreted to limit or otherwise modify the rights of the holders of shares of Class A, Series A Preferred Stock to convert such shares into Common Stock as contemplated by Section 4 at any time prior to the actual redemption of such shares of Class A, Series A Preferred Stock pursuant to this Section 5; provided, however, that any holder exercising such conversion rights must make a Conversion Demand not less than five business days prior to the Company Optional Redemption Date.

     (d)  On the Company Optional Redemption Date: (i) the Company shall pay to each holder of shares of Class A, Series A Preferred Stock

     (e)  From and after a Company Optional Redemption Date: (i) the shares of Class A, Series A Preferred Stock redeemed on such Company Optional Redemption Date shall no longer be deemed outstanding; (ii) the rights to receive dividends thereon shall cease to accrue; and (iii) all rights of the holders of shares of Class A, Series A Preferred Stock so redeemed to receive any amounts in respect of any liquidation, dissolution, winding up or otherwise shall cease and terminate, excepting only the right to receive the Redemption Price for each such share, without interest.

     6.   Reacquired Shares. Any shares of Class A, Series A Preferred Stock converted, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and upon cancellation shall become authorized but unissued shares of Class A Preferred Stock and, upon the filing of an appropriate certificate of designation with the Secretary of State of Delaware, may be reissued as part of another series of Class A Preferred Stock, subject to the conditions or restrictions on issuance set forth herein.

     7.   Voting Rights. Except as may be otherwise required by applicable law, the holders of shares of Class A, Series A Preferred Stock shall not have any voting rights. With respect to any matter on which holders of Class A, Series A Preferred Stock shall be required by law to vote, holders of such shares shall, to the extent permitted by applicable law, vote as together as a single class with the holders of the Common Stock.

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     The Company has caused this Certificate of Designation to be signed as of this 12 day of February 2007.

PLASMET CORP.

By:	HOWARD M. CROSBY
	Name:	Howard M. Crosby
	Title:	Chief Executive Officer